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                                                                   EXHIBIT 99.1

     PACKAGING CORPORATION OF AMERICA POSTPONES INITIAL PUBLIC OFFERING

     LAKE FOREST, ILLINOIS. -- Oct. 25, 1999 -- Packaging Corporation of America (PCA) announced today that it has postponed its initial public offering of the company's common stock.

     Tenneco Packaging, a wholly owned subsidiary of Tenneco Inc., with headquarters in Greenwich, Connecticut, informed PCA today of its intention to postpone its offering of its 43.5% equity ownership interest in PCA.

     Additionally, PCA will not offer any shares at this time, and as a result will not at this time redeem its outstanding 12-3/8% Senior Exchangeable Preferred Stock due 2010.

     Both PCA and Tenneco currently believe that it is in their best interest to postpone the initial public offering of PCA's common stock in light of recent stock market conditions. PCA and Tenneco will continue to evaluate an initial public offering in light of future conditions.

     PCA is the sixth largest producer of containerboard and the sixth largest manufacturer of corrugated packaging products in the United States. The company's sales were $1.571 billion in 1998.

Contact:  Packaging Corporation of America
          Investor Relations:
          Richard B. West, 847/482-2191